      							OMB Number	3235-0287
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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person *

	Eastbourne Capital Management, L.L.C.
	(Last) (First) (Middle)

	1101 5th Ave., San Rafael, CA 94901
	(Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol

	Il Fornaio (America)Corporation  ILFO

3.	IRS or Social Security Number of Reporting Person (Voluntary)

	________

4.	Statement for Month/Year

	January 2000

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			__X__ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	____ Form filed by one Reporting Person

	__X__ Form filed by More than One Reporting Person

FORM 4 (continued)							Page 2 of 13 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	01-03-00

3.	Transaction Code (Instr. 8)

	Code						P

	_______					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	1,000				A				$7.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	590,048

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(1)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

___________________________________________________________________________

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	01-26-00

FORM 4 (continued)							Page 3 of 13 Pages

3.	Transaction Code (Instr. 8)

	Code						P

	_______					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	2,000				A				$7.31

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	590,048

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(1)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	01-31-00

3.	Transaction Code (Instr. 8)

	Code						P

	_______					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	2,000				A				$7.56

FORM 4 (continued)							Page 4 of 13 Pages

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	590,048

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(1)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	02-01-00

3.	Transaction Code (Instr. 8)

	Code						V

	_______					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	7,700				A				$7.53

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	597,748

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(1)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

FORM 4 (continued)							Page 5 of 13 Pages

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	01-26-00

3.	Transaction Code (Instr. 8)

	Code						P

	_______					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	2,400				A				$7.31

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	592,100

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(2)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	01-31-00

3.	Transaction Code (Instr. 8)

	Code						P

	_______					_________

FORM 4 (continued)							Page 6 of 13 Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	2,400				A				$7.56

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	592,100

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(2)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	02-01-00

3.	Transaction Code (Instr. 8)

	Code						V

	_______					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	8,900				A				$7.53

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	601,000

FORM 4 (continued)							Page 7 of 13 Pages

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(2)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	01-03-00

3.	Transaction Code (Instr. 8)

	Code						P

	_______					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	1,200				A				$7.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	183,152

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(3)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

1.	Title of Security (Instr. 3)

	Common Stock

FORM 4 (continued)							Page 8 of 13 Pages

2.	Transaction Date (Month/Day/Year)

	01-26-00

3.	Transaction Code (Instr. 8)

	Code						P

	_______					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	600				A					$7.31

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	183,152

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(3)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	01-31-00

3.	Transaction Code (Instr. 8)

	Code						P

	_______					_________

FORM 4 (continued)							Page 9 of 13 Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	600				A					$7.56

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	183,152

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(3)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	02-01-00

3.	Transaction Code (Instr. 8)

	Code						V

	_______					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	2,400				A				$7.53

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	192,852

FORM 4 (continued)							Page 10 of 13 Pages

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	_____D(3)__________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (3-99)

FORM 4 (continued)								Page 11 of 13 Pages

Table II -	Derivative Securities Acquired, Disposed of,
		or Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

	______________________________

2.	Conversion or Exercise Price of Derivative Security

	_________________

3.	Transaction Date (Month/Day/Year)

	______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)

	(A)	_____________	(D)	______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable			Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title				Amount or Number of Shares

	__________________		__________________________

8.	Price of Derivative Security (Instr. 5)

	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)
	_______________

FORM 4 (continued)							Page 12 of 13 Pages

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)
	__________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
___________________________________________________________________________

Explanation of Responses:

(1) Owned directly by Black Bear Fund I, L.P. ("Black Bear I") Also owned indirectly by Eastbourne Capital Management, L.L.C. ("Eastbourne") as the general partner of Black Bear I and by Richard Jon Barry ("Barry") as the Managing Director of Eastbourne. Eastbourne and Barry disclaim beneficial ownership of the securities reported except to the extent of their respective pecuniary interests in those securities.

(2) Owned directly by Black Bear Offshore Fund Limited ("Black Bear Offshore") Also owned indirectly by Eastbourne as the investment adviser of Black Bear I and by Barry as the Managing Director of Eastbourne. Eastbourne and Barry disclaim beneficial ownership of the securities reported except to the extent of their respective pecuniary interests in those securities.

(3) Owned indirectly by Eastbourne as the investment adviser of the client accounts in which such securities are held and by Barry as the Managing Director of Eastbourne. Eastbourne and Barry disclaim beneficial ownership of the securities reported except to the extent of their respective pecuniary interests in those securities.


Dated:  February 4, 2000		BLACK BEAR FUND I, L.P.
						By:  Eastbourne Capital Management, L.L.C

							/s/ Eric M. Sippel
								Eric M. Sippel
								Chief Operating Officer


						BLACK BEAR OFFSHORE FUND LIMITED
						By:  Eastbourne Capital Management, L.L.C.
							Attorney-in-Fact

								/s/ Eric M. Sippel
								Eric M. Sippel
								Chief Operating Officer

FORM 4 (continued)							Page 13 of 13 Pages

						EASTBOURNE CAPITAL MANAGEMENT, L.L.C.

							/s/ Eric M. Sippel
								Eric M. Sippel
								Chief Operating Officer



							/s/ Richard J. Barry
								Richard J. Barry



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	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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